Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of April 20, 2018 by and between Novelion Services USA, Inc., a Delaware corporation (the “Company”), and Dr. Murray Willis Stewart (the “Executive”).
WHEREAS, Executive and Company are parties to an Employment Agreement, dated as of November 27, 2017 (the “Employment Agreement”); and
WHEREAS, Executive and Company have agreed to amend certain provisions of the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, Company and Executive hereby agree as follows:

1.
Section 1(f) is hereby deleted in its entirety and replaced with the following:
“Relocation Transition Allowance. From the Commencement Date until April 20, 2018, the Executive will receive a relocation transition allowance to cover the following expenses: (a) temporary housing, not to exceed $4,500 per month; (b) weekly commuting costs to include airfare/train fare not to exceed $1,000 per round trip, and taxi/car services to and from the airport/train station, all of which must comply with the Company’s T&E policy (collectively with (a), the “Relocation Transition Allowance”); and (c) a “gross-up” payment in the amount necessary to offset the tax liability associated with the Relocation Transition Allowance outlined in (a) and (b), and effective April 20, 2018, the Executive will receive, in lieu of the Relocation Transition Allowance and “gross-up” payment, an allowance of up to $20,000 (the “Amended Relocation Transition Allowance”) to cover expenses incurred for relocating to the Cambridge, Massachusetts area; provided, that (x) the Executive must submit expense reports with supporting documentation in such form and containing such information as the Company may request to be reimbursed for all Relocation Transition Allowance and Amended Relocation Transition Allowance expenses, and (y) if, prior to the 12-month anniversary of the Commencement Date, the Executive’s employment terminates other than without Cause or for Good Reason, the Executive will be required to repay the amounts paid to the Executive under the Relocation Transition Allowance and the Amended Relocation Transition Allowance.

2.
Other Provisions. The Employment Agreement, as modified by this Amendment, shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to Employment Agreement as a sealed instrument as of the date first above written.

NOVELION SERVICES USA, INC.	EXECUTIVE
/s/ Linda Buono	/s/ Murray Stewart
By: Linda Buono	By: Dr. Murray Willis Stewart
Title: SVP, Human Resources	Title: Executive Vice President, Research & Development